Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form SB-2 (No. 333-124873) of our report, dated January 21, 2005, except for Notes 15 (a), (b) and (c), as to which the date is February 10, 2005, and the effects of Note 15(d), as to which the date is May 18, 2005, on our audits of the consolidated financial statements of MultiCell Technologies, Inc. and subsidiaries as of November 30, 2004 and 2003 and for the years then ended. We also consent to the reference to our Firm under the caption "Experts" in this Registration Statement.

/s/ J.H. Cohn LLP

New York, NY
September 22, 2005